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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT




Harvard Apparatus, Limited (United Kingdom)
Biochrom, Ltd. (United Kingdom)
Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada)
 (Canada)
Harvard Apparatus, S.A.R.L. (France)
Hugo Sachs Elektronik - Harvard Apparatus GmbH (Germany)
Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)